Exhibit 99.2

INDEPENDENT AUDITOR’S CONSENT

To: The Department of Finance and Treasury Board of the Province of Nova Scotia

I consent to the use of my independent auditor’s report dated July 22, 2022 to the Members of the Legislative Assembly of Nova Scotia on the consolidated financial statements of the Province of Nova Scotia, comprising the consolidated statement of financial position as at March 31, 2022, and the consolidated statement of operations and accumulated deficits, consolidated statement of changes in net debt and consolidated statement of cash flow for the year then ended, and related notes and schedules, included in the Public Accounts of Nova Scotia for the fiscal year ended March 31, 2022 that is included in Amendment No. 1 to the Province of Nova Scotia’s Annual Report on Form 18-K to be filed with the U.S. Securities and Exchange Commission on the Electronic Data Gathering, Analysis and Retrieval system on October 18, 2022 and to be incorporated by reference into the Province of Nova Scotia’s Registration Statement File No. 333-214108 previously filed with the U.S. Securities and Exchange Commission.

Kim Adair, FCPA, FCA, ICD.D

Auditor General of Nova Scotia

Halifax, Nova Scotia

October 18, 2022